EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: Debbie Koopman
         (630) 769-2596
         Debbie_Koopman@spgl.com

The Spiegel Group Obtains Order Granting Additional Time to File Audited Financials, Selects BDO Seidman, LLP as Independent Public Accountants

DOWNERS GROVE, Ill. - December 10, 2003 - The Spiegel Group (Spiegel, Inc.) today announced that the U.S. District Court in Chicago (the Court) entered an Order on December 4, 2003, granting relief in response to the company's motion to modify the Amended Partial Final Judgment and Order of Permanent Injunction and Other Equitable Relief (the Amended Partial Final Judgment) entered on March 27, 2003. The Amended Partial Final Judgment was modified previously by the Order Granting Spiegel, Inc. Partial Relief From Permanent Injunction, entered April 15, 2003,which provides, among other things, that the company would not be in contempt of the Amended Partial Final Judgment as a result of its inability to file its periodic reports with the SEC until after the completion of the report of the Independent Examiner appointed by the Court, but no later than December 3, 2003.
  On November 25, 2003, the company filed with the Court a motion requesting an extension until April 7, 2004, to file its 2002 fiscal year annual report on Form 10-K and its three quarterly reports for the 2003 fiscal year on Forms 10-Q with the Securities and Exchange Commission (SEC). The Order provides that, Spiegel, Inc., and its officers, directors, employees and agents, are not, and will not in the future, be in contempt of the Amended Partial Final Judgment as a result of the company's inability to timely file its 2002 Form 10-K and its quarterly reports for the 2003 fiscal year on Forms 10-Q with the SEC as required; provided that Spiegel, Inc., among other requirements, continues to comply with the additional reporting obligations on Form 8-K specified in the Order Granting Spiegel, Inc. Partial Relief From Permanent Injunction entered April 15, 2003 and files any past due Form 10-K or Forms 10-Q with the SEC as soon as possible and not later than April 7, 2004.
  The company also announced that it has reached an agreement with BDO Seidman, LLP to serve as its independent public accountants and on December 5, 2003, filed a motion with the Bankruptcy Court seeking approval to employ and retain them.
  The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward-Looking Statements
  This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations.
These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the debtor-in-possession (DIP) financing facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the effects on the company of the Pay-Out Events experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the outcome of the liquidation of the bankcard segment; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.
  All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.